Exhibit 5.01

[FENWICK & WEST LLP LETTERHEAD]

October 1, 2012

Infoblox Inc.

4750 Patrick Henry Drive

Santa Clara, CA 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (Registration No. 333-183968) (the “Registration Statement”) filed by Infoblox Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 19, 2012, as amended through the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 5,750,000 shares of the Company’s Common Stock, $0.0001 par value per share (the “Stock”), all of which are to be sold by certain selling stockholders (the “Selling Stockholders”), and of which (i) 5,119,379 are presently issued and outstanding and (ii) 630,621 are issuable upon exercise of options to be exercised by certain of the Selling Stockholders.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on April 25, 2012.

(2)	the Company’s Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof.

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the preliminary prospectus, dated October 1, 2012, prepared in connection with the Registration Statement (the “Prospectus”).

(5)	the underwriting agreement to be entered into between the Company, the Selling Stockholders, Morgan Stanley & Co. LLC and Goldman Sachs & Co., as the representatives of the several underwriters.

(6)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors (the “Board”) that are contained in the Company’s minute books that are in our possession, together with resolutions to be adopted by the Board in connection with the sale of the Stock.

Infoblox Inc.

October 1, 2012

(7)	a certificate from the Company’s transfer agent as to the number of issued and outstanding shares of Stock of the Company as of October 1, 2012 and the securities records for the Company that was prepared by the Company and dated as of October 1, 2012 that the Company has provided to us (consisting of a list of stockholders, optionholders and warrantholders respecting the Company’s capital stock and of any rights to to purchase capital stock and verifying the number of such issued and outstanding securities).

(8)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated October 1, 2012, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(9)	a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

(10)	the custody agreements, powers of attorney, payment instructions and contingent exercise notices signed by the Selling Stockholders in connection with the sale of Stock described in the Registration Statement.

(11)	the agreements under which the Selling Stockholders acquired or will acquire the Stock to be sold by them as described in the Registration Statement.

(12)	the Certificate of Ownership and Merger of Infoblox Inc., an Illinois corporation, with and into the Company, as filed with the Delaware Secretary of State on August 20, 2003.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

Infoblox Inc.

October 1, 2012

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In connection with our opinion expressed in paragraphs (2) and (3) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) 5,119,379 shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and

(3) 630,621 shares of Stock to be sold by the Selling Stockholders, when issued and delivered in accordance with the provisions of the stock option agreements between the Company and such Selling Stockholders pursuant to which the underlying stock options were granted, will be, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP